AJ. ROBBINS, P.C.
                                                    Certified Public Accountants
                                                                 and Consultants

March 28, 2000


Patricia Cudd, Esq.
Cudd & Associates
1120 Lincoln St. #1507
Denver, CO  80203

Dear Pat:

We noted the following significant changes in Pollution Research and Control Corp's results of operations for the year ended December 31, 1999 as compared to the year ended December 31, 1998:

1. Sales increased from approximately $2,807,000 for the year ended December 31, 1998 to approximately $7,816,000 for the year ended December 31, 1999.

2. Cost of goods sold increased from approximately $1,816,000 for the year ended December 31, 1998 to approximately $5,129,000 for the year ended December 31, 1999.

3. Selling, general and administrative expenses increased from approximately $1,584,000 for the year ended December 31, 1998 to approximately $3,017,000 for the year ended December 31, 1999.

4. Interest expense increased from approximately $28,000 for the year ended December 31, 1998 to approximately $313,000 for the year ended December 31, 1999.

5. Loan fees increased from $-0- for the year ended December 31, 1998 to approximately $359,000 for the year ended December 31, 1999.

6. Loss from discontinued operations decreased from approximately $1,034,000 for the year ended December 31, 1998 to $-0- for the year ended December 31, 1999.

7. Net loss from operations increased from approximately $527,000 for the year ended December 31, 1999 to approximately $1,579,000 for the year ended December 31, 1999.

Please note that these amounts are preliminary and are subject to change.

The significant changes are due to sales to China, the costs of obtaining debt financing and costs to buy down the interest rate for the China contract.

The loss from discontinued operations during 1998 was due to the liquidation of Nutek and the closing of Logan.

If you have any questions, please call Richard Fleischman.

Very truly yours,
AJ. Robbins, PC


By /s/ AJ. Robbins
------------------
AJ. Robbins, CPA

Cc:  Al Gosselin


       3033 East 1st Avenue * Suite 201 * Denver, CO 80206 * 303 321-1281
                                Fax 303 321-1288